Exhibit 10.1

SEPARATION AGREEMENT

          THIS SEPARATION AGREEMENT (“Agreement”) is entered into this date by and between Madhu Poomalil (hereinafter referred to as “Poomalil”) and Intelligroup, Inc. (“Intelligroup”) (collectively “Parties”).

          WHEREAS Poomalil, the Chief Financial Officer of Intelligroup, and Intelligroup had previously executed an employment agreement setting forth certain rights and obligations of the Parties relating to a potential severance of the employment relationship between Poomalil and Intelligroup; and

          WHEREAS the Parties wish to resolve all matters relating to the employment agreement and the resignation of Poomalil in an amicable fashion; and

          WHEREAS in consideration of the sum of one dollar ($1.00) paid to Poomalil, the receipt of which is hereby acknowledged, and in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, the Parties mutually agree as follows:

          1.     Poomalil shall resign in good standing his employment with Intelligroup effective July 21, 2006 (“Resignation Date”).  Intelligroup shall issue a press release and such other public announcements as are necessary announcing that Poomalil has resigned his employment (“Press Release”).  Intelligroup shall give Poomalil the opportunity to reasonably review any press release or public announcement in advance of its release.

          2.     Poomalil will be paid at his regular salary and benefits through such date.  Intelligroup agrees to reimburse Poomalil in full for all reasonable business expenses incurred on or before the Resignation Date, in accordance with Intelligroup’s normal practices and policies for such reimbursements.

          3.     On the Resignation Date Intelligroup will separately issue a lump sum payment representing the amount of any accrued, unused vacation time, and accrued benefits including gratuities less applicable taxes.  Intelligroup will further pay Mr. Poomalil his incentive bonus through June 30, 2006 in the amount of $50,000 less applicable taxes.

          4.     This Agreement shall also serve as formal notice of Poomalil’s resignation from the Board of Directors of Intelligroup subsidiaries or any other officer roles for such subsidiaries which Poomalil may hold (collectively “Roles”) including, without limitation, Intelligroup Asia, Intelligroup Japan, Intelligroup Europe, Intelligroup Nordic, and Empower, Inc.

          5.     Poomalil acknowledges that it was explained upon the Resignation Date that Poomalil is a Section 16 Reporting Officer of Intelligroup and that certain duties in this regard may survive the resignation of his employment with Intelligroup.  Poomalil understands and is aware that he alone is responsible for determining whether or not he is in compliance with all insider trading law and regulation relating to the trading of Intelligroup stock and is advised to consult with his personal attorney in this regard.

If necessary and to the extent allowed by operation of law, Intelligroup further agrees to prepare and file all necessary reporting of such transactions on behalf of Poomalil as may be required by the Securities and Exchange Commission (“SEC”), including but not limited to forms 4 and 5, for any transactions involving Intelligroup stock, provided that Poomalil provides the appropriate information required for such filings in a timely fashion.

          6.     Poomalil and Intelligroup, for and in consideration of certain benefits set forth in this Agreement, hereby irrevocably and unconditionally release and forever discharge all claims, cause(s) of action, and suit(s), either party had or may have against the other, known or unknown, including, without limitation, any claims that may or have arisen out of any agreements between Poomalil and Intelligroup (other than those discussed in Section 7), Poomalil’s employment with and separation from Intelligroup, any claims for breach of contract or claims under the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, any state or federal anti-discrimination or anti-retaliation statute and any and all other claims, known or unknown through the date of this Agreement.  The only claims excluded from the foregoing include any claims relating to enforcement of the terms of this Agreement.

          7.     All rights and obligations contained with the Executive Employment Agreement, and the attachments thereto, entered into between Poomalil and Intelligroup, dated June 1, 2005, shall remain in full force and effect to the extent any such terms and conditions expressly survive resignation of employment.  To the extent called upon by Intelligroup, Poomalil agrees to reasonably assist and support Intelligroup with any future claims, court proceedings, litigation or other similar matters in which Poomalil has material knowledge.

          8.     The Parties agree that any requests for references for Poomalil will only be directed to the VP of Human Resources of Intelligroup.  Intelligroup agrees that in response to such reference requests, favorable or neutral references will be provided.

          9.    It is understood and agreed that nothing in this Agreement constitutes an admission by either party of any type of wrongdoing or liability.

          10.   Poomalil represents that he will in no way disparage Intelligroup including, without limitation, its management and its Board, or make or solicit any comments, statements, or the like to any customers, partners, shareholders, media or others that may be considered derogatory or detrimental to the good name and business reputation of Intelligroup or any of the foregoing parties. Poomalil retains the rights, so long as he is a shareholder of Intelligroup, to exercise the same rights as any other Intelligroup shareholder.   Intelligroup represents that neither it, its management and its Board shall in any way disparage Mr. Poomalil or make or solicit any comments, statements or the like that may be considered derogatory or detrimental to the good name and reputation of Mr. Poomalil.

          11.   Poomalil shall, at Intelligroup’s reasonable request and at Intelligroup’s expense, make himself available to reasonably consult with Intelligroup on matters of which he has material knowledge for no less than ninety (90) days following the execution of this Agreement.

          12.    The Parties represent and acknowledge that they have had a reasonable amount of time to consider this Agreement, and that in executing this Agreement rely entirely upon their own judgment, beliefs and interests and the advice of their counsel, and they do not rely and have not relied upon any representation or statement made by the other party, or by any agents, representatives or attorneys of the other party, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.  The parties specifically acknowledge that all releases contained herein are knowing and voluntary.

          13.    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, predecessors, successors and assigns.

          14.   This Agreement is made under the laws of the State of New Jersey and shall be governed by and construed in accordance with such laws.

          15.    Should any provisions of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

          16.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

          IN WITNESS WHEREOF, the parties, intending to be legally bound and representing that they have the legal authority to execute this agreement, have signed and dated this agreement.

INTELLIGROUP, INC.

Dated: 7/21/2006		/s/ Vikram Gulati

	By:	Vikram Gulati
	Title:	Chief Executive Officer and President

Dated: 7/21/2006		/s/ Madhu Poomalil

Madhu Poomalil